Exhibit 99.1

RadNet Secures $250 Million Incremental Term Loan to Fund Strategic Growth Opportunities and Reduces the Interest Rates on its Credit Facility by 0.25%

LOS ANGELES, June 10, 2026 (GLOBE NEWSWIRE) -- RadNet, Inc. (NASDAQ: RDNT) (“RadNet”), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of outpatient imaging centers and a premier developer of radiology digital health solutions, today announced that it has entered into Incremental Amendment No. 3 (the “Third Amendment”) to its Third Amended and Restated First Lien Credit and Guaranty Agreement, as amended (the “Existing Credit Agreement” and, as amended by the Third Amendment, the “Credit Agreement”).

Pursuant to the Third Amendment, certain term lenders under the Credit Agreement funded RadNet an incremental term loan in the aggregate principal amount of $250.0 million (the “2026 Incremental Term Loan”), which was added to and forms a part of the existing term loan under the Credit Agreement (the “Existing Term Loan,” together with the 2026 Incremental Term Loan, the “Term Loan”). The 2026 Incremental Term Loan will mature on April 18, 2031—coincident with the maturity date of the $958.7 million balance of the Existing Term Loan under the Existing Credit Agreement. Quarterly payments of principal on the Term Loan will be approximately $3.1 million compared to approximately $2.4 million prior to the entry of the Third Amendment. The proceeds of the 2026 Incremental Term Loan are expected to be used to finance future acquisitions, organic expansion initiatives, health system partnerships and for other general corporate purposes.

In addition, with the successful completion of the Third Amendment, the interest rate on the Term Loan was reduced by 0.25% to, at RadNet’s election, either Term SOFR plus 2.00% or the alternate base rate plus 1.00%. In addition, the interest rate on RadNet’s existing $282 million revolving credit facility (currently undrawn upon) was reduced by 0.25%. In connection with the Third Amendment, RadNet has provided call protection to the term loan lenders participating in the repricing of the Existing Term Loan for a period of six months following the Third Amendment.

Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, commented, “We appreciate the continued support of Barclays and our other relationship banks and term loan lenders. This amendment provides us with additional flexibility to pursue strategic growth opportunities across RadNet’s national imaging center network and technology platforms, while reducing the interest rate on our credit facilities. The proceeds of approximately $250 million adds to the $455 million cash balance as of March 31, 2026, positioning us to advance our growth strategy and create long-term value for our stockholders.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of RadNet and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration and qualification under the securities laws of such state or jurisdiction.

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About RadNet, Inc.

RadNet, Inc. is a leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of owned and/or operated outpatient imaging centers. RadNet’s imaging center markets include Arizona, California, Delaware, Florida, Idaho, Indiana, Maryland, New Jersey, New York, Texas and Virginia. In addition, RadNet provides radiology information technology and artificial intelligence solutions marketed under its DeepHealth brand and teleradiology professional services and other related products and services to customers in the diagnostic imaging industry globally. Together with contracted radiologists, and inclusive of full-time and per diem employees and technologists, RadNet has over 11,000 team members. Learn more at radnet.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of RadNet’s current beliefs, expectations and assumptions regarding the future of RadNet’s business, future plans and strategies, projections, and anticipated future conditions, events and trends. Forward-looking statements can generally be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements in this press release include, among others, statements RadNet makes regarding its expected use of proceeds from the 2026 Incremental Term Loan and its ability and success in pursuing strategic growth opportunities.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of RadNet’s control, which may cause actual events to be materially different from those expressed or implied herein. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could impact RadNet’s expected use of proceeds from the 2026 Incremental Term Loan and its ability and success in pursuing strategic growth opportunities include, among others, the following:

•	a decline or anticipated decline in RadNet’s operating results or financial position, as a result of operational issues, regulatory changes, litigation, casualty loss, or other factors;
•	changes in general economic conditions nationally and regionally in the markets in which RadNet operates;
•	volatility in interest and exchange rates, or credit markets;
•	the occurrence of hostilities, political instability or catastrophic events; and
•	the emergence or reemergence of and effects related to future pandemics, epidemics and infectious diseases.

Any forward-looking statement contained in this press release is based on information currently available to RadNet and speaks only as of the date on which it is made. RadNet undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that it may make from time to time, whether as a result of changed circumstances, new information, future developments or otherwise, except as required by applicable law.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

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